Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form 10-K of SugarMade Inc. of our report dated October 13, 2021, appearing in the Annual Report on Form 10-K of SugarMade Inc. for the years ended June 30, 2021 and 2020.

/s/ L&L CPAS, PA

Plantation, FL

October 13, 2021